Exhibit 99.1

SiriusXM Reports Third Quarter 2023 Operating and Financial Results

•Third Quarter 2023 Revenue of $2.27 Billion
•Net Income of $363 Million, Up 47% Year-Over-Year; Diluted EPS of $0.09
•Adjusted EBITDA of $747 Million, Up 4% Year-Over-Year
•Free Cash Flow of $291 Million
•Year-to-Date Capital Returns to Stockholders Total $555 Million
•Company Reiterates 2023 Financial Guidance; Plans November 8th Next Generation Event

NEW YORK – October 31, 2023 – SiriusXM today announced third quarter 2023 operating and financial results, including revenue of $2.27 billion, which remained relatively flat compared to the same period in 2022. The company recorded net income of $363 million in the third quarter of 2023, an increase from the $247 million recorded in the prior year period. Net income per diluted common share for the third quarter was $0.09.

Adjusted EBITDA of $747 million in the third quarter of 2023 increased 4% when compared to $720 million in the third quarter of 2022.

The company delivered $291 million of free cash flow during the third quarter of 2023, down from $329 million in the prior year period. The reduction in free cash flow was primarily driven by increases in satellite and non-satellite capital expenditures.

“We are very excited to unveil SiriusXM’s next-generation platform on November 8th, a key component of our long-term vision for the company’s consumer offerings," stated Jennifer Witz, CEO of SiriusXM. “Our content portfolio continues to differentiate us in the audio marketplace with exclusive access to live sports, talk, music, and one-of-a-kind content. The ongoing enhancements to our user experience will ensure that our unique suite of content resonates with our audience in increasingly personalized ways. This leading content and upcoming product upgrade will be paired with our unmatched business model, which we expect to continue delivering significant and growing free cash flow in the years ahead.”

"SiriusXM delivered solid results for the quarter, with principally flat year-over-year subscriber and advertising revenue, continued strong margins, and record quarterly adjusted EBITDA," stated Tom Barry, Chief Financial Officer. “During the third quarter, we returned $165 million to our stockholders consisting of $93 million of dividends and $72 million of share repurchases. Last week, we announced a 10% hike to our dividend – our seventh straight double-digit increase since its inception in 2016. Following receipt of Liberty Media’s proposal by our special committee of independent directors, we suspended share repurchases and expect to be out of the market while the proposal and any transaction is pending. SiriusXM plans to maintain its long-term net debt-to adjust EBITDA target of low- to mid-3 times, and ended the third quarter with a ratio of 3.3 times. The company does not have any bond maturities until 2026, expects continued robust cash generation, and with access to approximately $1.6 billion in untapped revolver capacity, we continue to maintain significant balance sheet flexibility," Barry further emphasized.
SEGMENT HIGHLIGHTS

Sirius XM Holdings operates two complementary audio entertainment businesses — one of which is referred to as “SiriusXM” and the second of which is referred to as “Pandora and Off-Platform.” Further information regarding these two segments will be contained in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023. The financial highlights below exclude the impact of share-based payment expense.

SiriusXM Third Quarter 2023 Segment Highlights
Total Subscribers of 34 Million
During the third quarter of 2023, SiriusXM self-pay subscribers decreased by 96,000 and paid promotional subscribers increased by 2,000. Total subscribers were relatively flat at 34 million on September 30, 2023, compared to September 30, 2022. The SiriusXM trial funnel stood at approximately 7.5 million at the end of the quarter, flat compared to the second quarter 2023, and up from 7.0 million at the end of the third quarter 2022. Self-pay monthly churn remained low at approximately 1.6% but increased approximately 11 basis points versus the third quarter 2022, primarily driven by vehicle-related turnover.

Revenue of $1.7 Billion
During the third quarter, SiriusXM's total revenue was $1.7 billion, down 1% compared to the prior year period. Subscriber revenue in the segment was $1.6 billion, roughly flat compared to the prior year period. Average revenue per user (ARPU) of $15.69 remained relatively flat year-over-year. ARPU was boosted by increases in certain full-price subscription rates, offset by the impact of the mix of self-pay promotional plans, a reduction in rates associated with paid promotional plans from automakers as well as a higher balance of these paid promotional subscribers, including unsold vehicle inventory, and lower advertising revenue.

Gross Profit of $1.0 Billion
Total cost of services at SiriusXM of $674 million increased by 1% for the 2023 quarter compared to the corresponding quarter in 2022. Gross profit at SiriusXM totaled $1.0 billion, a 3% decrease compared to the prior year period, producing a gross margin of 61%.

Expanded Content Offering
In the third quarter, SiriusXM renewed commitments with some of its key talent, including a multi-year extension with Megyn Kelly, maintaining her position with SiriusXM for the upcoming presidential election, and the launch of the third season of Let’s Go with Tom Brady, Larry Fitzgerald, and Jim Gray. The company also extended its agreement to continue carrying FOX News, FOX Business and FOX News Headlines 24/7.

Along with new music channel pop-ups and on-air performances, SiriusXM also produced exclusive events that brought Ed Sheeran to an intimate venue in the Hampton’s as he stepped away from his arena tour and SiriusXM celebrated hip hop’s 50th anniversary with Wu Tang Clan in Queens, NY, bringing fans closer to the artists and music they love.

Product Highlights
The next generation SiriusXM platform, which will be unveiled in the following days at the company’s Next Generation Industry and Press Event on November 8th, will deliver improvements across discoverability, personalization, and ease of use to both streaming and in-car subscribers. As the company prepares for launch, first of the new app, followed by in-car updates, it remains focused on deploying technology that serves to bring to life SiriusXM’s extensive catalog and enhance listeners’ ability to go deeper into what they love.
SiriusXM also recently announced Ford plans to integrate SiriusXM as a standard feature in traditional F-150’s beginning with the 2024 model year, a vehicle that has held the title of America's best-selling vehicle for 41 consecutive years.

Pandora and Off-Platform Third Quarter 2023 Segment Highlights

Advertising Revenue of $418 Million
Advertising revenue in the Pandora and Off-Platform segment for the third quarter of 2023 reached $418 million, an increase of 3% year-over-year and 5% sequentially. The increase is attributable to strong growth in the company’s programmatic and podcasting advertising sales.

Total Advertising-Supported Listener Hours of 2.64 Billion
Monthly Active Users (MAUs) at Pandora were 46.5 million in the third quarter of 2023, down from 48.8 million in the prior year period. Total ad-supported listener hours were 2.64 billion in the third quarter of 2023, down from 2.75 billion in the 2022 period. Average monthly hours per ad-supported user grew 2% to 21.3 in the third quarter of 2023 compared to 20.8 in the third quarter of 2022.

Self-Pay Subscribers of 6.1 Million
Self-pay subscribers to the Pandora Plus and Pandora Premium services decreased modestly in the third quarter of 2023 to end the period at 6.1 million.

Gross Profit of $180 Million
Subscriber revenue of $132 million remained flat year-over-year, advertising revenue increased by 3%, and total cost of services increased by 1% during the third quarter of 2023. This resulted in gross profit in the Pandora and Off-Platform segment of $180 million during the third quarter of 2023, an increase of 4% compared to the corresponding 2022 period, producing a gross margin of 33%.

ADDITIONAL FINANCIAL HIGHLIGHTS

During the third quarter of 2023, SiriusXM reduced general & administrative expense by 8% year-over-year to $108 million and reduced sales and marketing by 16% year-over-year to $224 million. In support of the upcoming digital product launch, engineering, design, and development expense rose by 3% year-over-year to $61 million.

2023 FULL-YEAR FINANCIAL GUIDANCE

The company reiterated its full-year 2023 guidance for revenue, adjusted EBITDA, and free cash flow:
•Total revenue of approximately $9.0 billion,
•Adjusted EBITDA of approximately $2.75 billion, and
•Free cash flow of approximately $1.15 billion.

THIRD QUARTER 2023 RESULTS

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in millions, except per share data)	2023	2022	2023	2022
Revenue:
Subscriber revenue	$1,729	$1,734	$5,146	$5,166
Advertising revenue	460	457	1,278	1,292
Equipment revenue	49	50	142	148
Other revenue	33	39	99	114
Total revenue	2,271	2,280	6,665	6,720
Operating expenses:
Cost of services:
Revenue share and royalties	731	709	2,162	2,090
Programming and content	153	155	456	448
Customer service and billing	116	122	363	373
Transmission	54	51	153	157
Cost of equipment	3	4	10	9
Subscriber acquisition costs	87	86	270	267
Sales and marketing	237	281	680	838
Engineering, design and development	72	70	234	208
General and administrative	119	132	421	382
Depreciation and amortization	130	134	405	404
Impairment, restructuring and acquisition costs	5	69	56	70
Total operating expenses	1,707	1,813	5,210	5,246
Income from operations	564	467	1,455	1,474
Other (expense) income:
Interest expense	(106)	(107)	(319)	(314)
Other expense	(3)	(3)	—	(5)
Total other expense	(109)	(110)	(319)	(319)
Income before income taxes	455	357	1,136	1,155
Income tax expense	(92)	(110)	(230)	(307)
Net income	$363	$247	$906	$848
Foreign currency translation adjustment, net of tax	(6)	(21)	1	(23)
Total comprehensive income	$357	$226	$907	$825
Net income per common share:
Basic	$0.09	$0.06	$0.23	$0.22
Diluted	$0.09	$0.06	$0.23	$0.21
Weighted average common shares outstanding:
Basic	3,845	3,900	3,865	3,925
Diluted	3,865	3,968	3,884	4,001
Dividends declared per common share	$0.0242	$0.0219615	$0.0726	$0.315885

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in millions, except per share data)	September 30, 2023	December 31, 2022
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$53	$57
Receivables, net	659	655
Related party current assets	31	42
Prepaid expenses and other current assets	298	284
Total current assets	1,041	1,038
Property and equipment, net	1,715	1,499
Intangible assets, net	2,941	3,050
Goodwill	3,249	3,249
Related party long-term assets	493	488
Deferred tax assets	147	147
Operating lease right-of-use assets	283	315
Other long-term assets	260	236
Total assets	$10,129	$10,022
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$1,267	$1,248
Accrued interest	73	165
Current portion of deferred revenue	1,248	1,322
Current maturities of debt	525	196
Operating lease current liabilities	45	50
Total current liabilities	3,158	2,981
Long-term deferred revenue	73	81
Long-term debt	8,823	9,256
Deferred tax liabilities	479	565
Operating lease liabilities	292	320
Other long-term liabilities	197	170
Total liabilities	13,022	13,373
Stockholders’ equity (deficit):
Common stock, par value $0.001 per share; 9,000 shares authorized; 3,840 and 3,891 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	4	4
Accumulated other comprehensive loss, net of tax	(3)	(4)
Accumulated deficit	(2,894)	(3,351)
Total stockholders’ equity (deficit)	(2,893)	(3,351)
Total liabilities and stockholders’ equity (deficit)	$10,129	$10,022

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For The Nine Months Ended September 30,
(in millions)	2023	2022
Cash flows from operating activities:
Net income	$906	$848
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	405	404
Non-cash impairment and restructuring costs	22	68
Non-cash interest expense, net of amortization of premium	11	12
Provision for doubtful accounts	45	43
Loss on unconsolidated entity investments, net	7	—
(Gain) loss on other investments	(4)	11
Share-based payment expense	135	143
Deferred income tax (benefit) expense	(85)	132
Amortization of right-of-use assets	35	37
Changes in operating assets and liabilities:
Receivables	(50)	22
Related party, net	17	(30)
Prepaid expenses and other current assets	(14)	(57)
Other long-term assets	—	(3)
Accounts payable and accrued expenses	40	(72)
Accrued interest	(92)	(101)
Deferred revenue	(82)	(87)
Operating lease liabilities	(43)	(48)
Other long-term liabilities	26	(22)
Net cash provided by operating activities	1,279	1,300
Cash flows from investing activities:
Additions to property and equipment	(520)	(279)
(Purchase) sale of other investments	(1)	1
Acquisition of business, net of cash acquired	—	(136)
Investments in related parties and other equity investees	(33)	(1)
Net cash used in investing activities	(554)	(415)
Cash flows from financing activities:
Proceeds from exercise of stock options	4	4
Taxes paid from net share settlements for stock-based compensation	(50)	(102)
Revolving credit facility, net	55	421
Proceeds from long-term borrowings, net of costs	—	499
Principal payments of long-term borrowings	(180)	(3)
Payment of contingent consideration for business acquisition	(3)	(3)
Distribution to parent related to Tax Sharing Agreement	—	(8)
Common stock repurchased and retired	(274)	(599)
Dividends paid	(281)	(1,245)
Net cash used in financing activities	(729)	(1,036)
Net decrease in cash, cash equivalents and restricted cash	(4)	(151)
Cash, cash equivalents and restricted cash at beginning of period (1)	65	199
Cash, cash equivalents and restricted cash at end of period (1)	$61	$48
(1)The following table reconciles cash, cash equivalents and restricted cash per the statement of cash flows to the balance sheet. The restricted cash balances are primarily due to letters of credit which have been issued to the landlords of leased office space. The terms of the letters of credit primarily extend beyond one year.

(in millions)	September 30, 2023	December 31, 2022	September 30, 2022	December 31, 2021
Cash and cash equivalents	$53	$57	$39	$191
Restricted cash included in Other long-term assets	8	8	9	8
Total cash, cash equivalents and restricted cash at end of period	$61	$65	$48	$199

Unaudited Results
Set forth below are our results of operations for the three and nine months ended September 30, 2023 compared with the three and nine months ended September 30, 2022. Legal settlements and reserves and share-based payment expense have been excluded from cost of services line items and presented as their own line items in the table below, as this is consistent with how the segments are evaluated on a regular basis.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		2023 vs 2022 Change
					Three Months		Nine Months
(in millions)	2023	2022	2023	2022	Amount	%	Amount	%
Revenue
Sirius XM:
Subscriber revenue	$1,597	$1,603	$4,757	$4,773	$(6)	—%	$(16)	—%
Advertising revenue	42	50	126	146	(8)	(16)%	(20)	(14)%
Equipment revenue	49	50	142	148	(1)	(2)%	(6)	(4)%
Other revenue	33	39	99	114	(6)	(15)%	(15)	(13)%
Total Sirius XM revenue	1,721	1,742	5,124	5,181	(21)	(1)%	(57)	(1)%
Pandora and Off-platform:
Subscriber revenue	132	131	389	393	1	1%	(4)	(1)%
Advertising revenue	418	407	1,152	1,146	11	3%	6	1%
Total Pandora and Off-platform revenue	550	538	1,541	1,539	12	2%	2	—%
Total consolidated revenue	2,271	2,280	6,665	6,720	(9)	—%	(55)	(1)%
Cost of services
Sirius XM:
Revenue share and royalties	406	391	1,201	1,169	15	4%	32	3%
Programming and content	127	131	384	383	(4)	(3)%	1	—%
Customer service and billing	95	102	296	306	(7)	(7)%	(10)	(3)%
Transmission	43	37	123	113	6	16%	10	9%
Cost of equipment	3	4	10	9	(1)	(25)%	1	11%
Total Sirius XM cost of services	674	665	2,014	1,980	9	1%	34	2%
Pandora and Off-platform:
Revenue share and royalties	325	318	961	921	7	2%	40	4%
Programming and content	16	15	47	39	1	7%	8	21%
Customer service and billing	20	19	63	63	1	5%	—	—%
Transmission	9	13	26	40	(4)	(31)%	(14)	(35)%
Total Pandora and Off-platform cost of services	370	365	1,097	1,063	5	1%	34	3%
Total consolidated cost of services	1,044	1,030	3,111	3,043	14	1%	68	2%
Subscriber acquisition costs	87	86	270	267	1	1%	3	1%
Sales and marketing	224	268	647	799	(44)	(16)%	(152)	(19)%
Engineering, design and development	61	59	201	181	2	3%	20	11%
General and administrative	108	117	361	339	(9)	(8)%	22	6%
Depreciation and amortization	130	134	405	404	(4)	(3)%	1	—%
Impairment, restructuring and acquisition costs	5	69	56	70	(64)	nm	(14)	nm
Legal settlements and reserves	—	—	24	—	—	nm	24	nm
Share-based payment expense (1)	48	50	135	143	(2)	(4)%	(8)	(6)%
Total operating expenses	1,707	1,813	5,210	5,246	(106)	(6)%	(36)	(1)%
Income from operations	564	467	1,455	1,474	97	21%	(19)	(1)%
Other (expense) income:
Interest expense	(106)	(107)	(319)	(314)	(1)	(1)%	5	2%
Other expense	(3)	(3)	—	(5)	—	nm	(5)	nm
Total other expense	(109)	(110)	(319)	(319)	(1)	(1)%	—	—%
Income before income taxes	455	357	1,136	1,155	98	27%	(19)	(2)%
Income tax expense	(92)	(110)	(230)	(307)	(18)	(16)%	(77)	(25)%
Net income	$363	$247	$906	$848	$116	47%	$58	7%

Adjusted EBITDA	$747	$720	$2,075	$2,091	$27	4%	$(16)	(1)%

Gross Profit - Sirius XM	$1,047	$1,077	$3,110	$3,201	$(30)	(3)%	$(91)	(3)%
Gross Margin % - Sirius XM	61%	62%	61%	62%	(1)%	(2)%	(1)%	(2)%
Gross Profit - Pandora and Off-platform	$180	$173	$444	$476	$7	4%	$(32)	(7)%
Gross Margin % - Pandora and Off-platform	33%	32%	29%	31%	1%	3%	(2)%	(6)%
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(1)    Allocation of share-based payment expense:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in millions)	2023	2022	2023	2022
Programming and content - Sirius XM	$9	$8	$23	$24
Customer service and billing - Sirius XM	1	1	4	4
Transmission - Sirius XM	1	1	3	3
Programming and content - Pandora and Off-platform	1	1	2	2
Transmission - Pandora and Off-platform	1	—	1	1
Sales and marketing	13	13	33	39
Engineering, design and development	11	11	33	27
General and administrative	11	15	36	43
Total share-based payment expense	$48	$50	$135	$143

Key Financial and Operating Metrics

A full glossary defining our key financial and operating metrics can be found in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.
Subscribers and subscription related revenues and expenses associated with our connected vehicle services and Sirius XM Canada are not included in Sirius XM's subscriber count or subscriber-based operating metrics.
Set forth below are our subscriber balances as of September 30, 2023 compared to September 30, 2022:

	As of September 30,		2023 vs 2022 Change
(subscribers in thousands)	2023	2022	Amount	%
Sirius XM
Self-pay subscribers	31,811	32,224	(413)	(1)%
Paid promotional subscribers	2,158	1,946	212	11%
Ending subscribers	33,969	34,170	(201)	(1)%
Sirius XM Canada subscribers	2,661	2,563	98	4%

Pandora and Off-platform
Monthly active users - all services	46,500	48,769	(2,269)	(5)%
Self-pay subscribers	6,117	6,267	(150)	(2)%
Paid promotional subscribers	—	—	—	nm
Ending subscribers	6,117	6,267	(150)	(2)%

The following table contains our Non-GAAP financial and operating performance measures which are based on our adjusted results of operations for the three and nine months ended September 30, 2023 and 2022:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		2023 vs 2022 Change
					Three Months		Nine Months
(subscribers in thousands)	2023	2022	2023	2022	Amount	%	Amount	%
Sirius XM
Self-pay subscribers	(96)	187	(575)	186	(283)	(151)%	(761)	nm
Paid promotional subscribers	2	(49)	239	(48)	51	104%	287	nm
Net additions	(94)	138	(336)	138	(232)	(168)%	(474)	nm
Weighted average number of subscribers	34,000	34,076	34,044	33,977	(76)	—%	67	—%
Average self-pay monthly churn	1.6%	1.5%	1.6%	1.6%	0.1%	7%	—%	—%
ARPU (1)	$15.69	$15.72	$15.54	$15.63	$(0.03)	—%	$(0.09)	(1)%
SAC, per installation	$12.46	$12.73	$13.53	$13.87	$(0.27)	(2)%	$(0.34)	(2)%

Pandora and Off-platform
Self-pay subscribers	(112)	(52)	(98)	(57)	(60)	(115)%	(41)	(72)%
Paid promotional subscribers	—	—	—	(69)	—	nm	69	nm
Net additions	(112)	(52)	(98)	(126)	(60)	(115)%	28	22%
Weighted average number of subscribers	6,188	6,292	6,195	6,320	(104)	(2)%	(125)	(2)%
Ad supported listener hours (in billions)	2.64	2.75	7.95	8.28	(0.11)	(4)%	(0.33)	(4)%
Advertising revenue per thousand listener hours (RPM)	$104.33	$103.32	$95.61	$97.70	$1.01	1%	$(2.09)	(2)%

Total Company
Adjusted EBITDA	$747	$720	$2,075	$2,091	$27	4%	$(16)	(1)%
Free cash flow	$291	$329	$758	$1,022	$(38)	(12)%	$(264)	(26)%

nm - not meaningful

(1)    ARPU for Sirius XM excludes subscriber revenue from our connected vehicle services of $39 and $46 for the three months ended September 30, 2023 and 2022, respectively, and $121 and $141 for the nine months ended September 30, 2023 and 2022, respectively.

Reconciliation from GAAP Net income to Non-GAAP Adjusted EBITDA:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in millions)	2023	2022	2023	2022
Net income:	$363	$247	$906	$848
Add back items excluded from Adjusted EBITDA:
Legal settlements and reserves	—	—	24	—
Impairment, restructuring and acquisition costs	5	69	56	70
Share-based payment expense	48	50	135	143
Depreciation and amortization	130	134	405	404
Interest expense	106	107	319	314
Other expense	3	3	—	5
Income tax expense	92	110	230	307
Adjusted EBITDA	$747	$720	$2,075	$2,091

Reconciliation of Free Cash Flow:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in millions)	2023	2022	2023	2022
Cash Flow information
Net cash provided by operating activities	$478	$412	$1,279	$1,300
Net cash used in investing activities	(189)	(82)	(554)	(415)
Net cash used in financing activities	(287)	(416)	(729)	(1,036)
Free Cash Flow
Net cash provided by operating activities	478	412	1,279	1,300
Additions to property and equipment	(187)	(83)	(520)	(279)
Purchases of other investments	—	—	(1)	1
Free cash flow	$291	$329	$758	$1,022

Reconciliation of SAC, per installation:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(costs in millions and installs in thousands)	2023	2022	2023	2022
Subscriber acquisition costs, excluding connected vehicle services	$87	$86	$270	$267
Less: margin from sales of radios and accessories, excluding connected vehicle services	(46)	(46)	(132)	(139)
	$41	$40	$138	$128
Installations	3,313	3,162	10,214	9,260
SAC, per installation (a)	$12.46	$12.73	$13.53	$13.87
(a)    Amounts may not recalculate due to rounding.

###

About SiriusXM

SiriusXM is the leading audio entertainment company in North America with a portfolio of audio businesses including its flagship subscription entertainment service SiriusXM; the ad-supported and premium music streaming services of Pandora; an expansive podcast network; and a suite of business and advertising solutions. Reaching a combined monthly audience of approximately 150 million listeners, SiriusXM offers a broad range of content for listeners everywhere they tune in with a diverse mix of live, on-demand, and curated programming across music, talk, news, and sports. For more about SiriusXM, please go to: www.siriusxm.com.

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "believe," "intend," "plan," "projection," "outlook" or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: Risks Relating to our Business and Operations: There is significant uncertainty regarding the terms, timing and market reaction to our potential combination with NewCo; We have been, and may continue to be, adversely affected by supply chain issues; we may be adversely affected by the war in Ukraine; we face substantial competition and that competition is likely to increase over time; if our efforts to attract and retain subscribers and listeners, or convert listeners into subscribers, are not successful, our business will be adversely affected; we engage in extensive marketing efforts and the continued effectiveness of those efforts is an important part of our business; we rely on third parties for the operation of our business, and the failure of third parties to perform could adversely affect our business; failure to successfully monetize and generate revenues from podcasts and other non-music content could adversely affect our business, operating results, and financial condition; we may not realize the benefits of acquisitions or other strategic investments and initiatives; and the impact of economic conditions may adversely affect our business, operating results, and financial condition. Risks Relating to our Sirius XM Business: A substantial number of our Sirius XM service subscribers periodically cancel their subscriptions and we cannot predict how successful we will be at retaining customers; our ability to profitably attract and retain subscribers to our Sirius XM service is uncertain; our business depends in part upon the auto industry; failure of our satellites would significantly damage our business; and our Sirius XM service may experience harmful interference from wireless operations. Risks Relating to our Pandora Business: Our Pandora ad-supported business has suffered a substantial and consistent loss of monthly active users, which may adversely affect our Pandora business; our Pandora business generates a significant portion of its revenues from advertising, and reduced spending by advertisers could harm our business; our failure to convince advertisers of the benefits of our Pandora ad-supported service could harm our business; if we are unable to maintain revenue growth from our advertising products our results of operations will be adversely affected; we are a “controlled company” within the meaning of the NASDAQ listing rules and, as a result, qualify for, and rely on, exemptions from certain corporate governance requirements; our principal stockholder has significant influence, including over actions requiring stockholder approval, and its interests may differ from the interests of other holders of our common stock; changes to mobile operating systems and browsers may hinder our ability to sell advertising and market our services; and if we fail to accurately predict and play music, comedy or other content that our Pandora listeners enjoy, we may fail to retain existing and attract new listeners. Risks Relating to Laws and Governmental Regulations: Privacy and data security laws and regulations may hinder our ability to market our services, sell advertising and impose legal liabilities; consumer protection laws and our failure to comply with them could damage our business; and failure to comply with FCC requirements could damage our business. Risks Associated with Data and Cybersecurity and the Protection of Consumer Information: If we fail to protect the security of personal information about our customers, we could be subject to costly government enforcement actions and private litigation and our reputation could suffer; and interruption or failure of our information technology and communications systems could impair the delivery of our service and harm our business. Risks Associated with Certain Intellectual Property Rights: The market for music rights is changing and is subject to significant uncertainties; our Pandora services depend upon maintaining complex licenses with copyright owners, and these licenses contain onerous terms; the rates we must pay for “mechanical rights” to use musical works on our Pandora service have increased substantially and these rates may adversely affect our business; failure to protect our intellectual property or actions by third parties to enforce their intellectual property rights could substantially harm our business and operating results; some of our services and technologies may use “open source” software, which may restrict how we use or distribute our services or require that we release the source code subject to those licenses; and rapid technological and industry changes and new entrants could adversely impact our services. Risks Related to our Capital and Ownership Structure: We have a significant amount of indebtedness, and our debt contains certain covenants that restrict our operations; and while we currently pay a quarterly cash dividend to holders of our common stock, we may change our dividend policy at any time. Other Operational Risks: If we are unable to attract and retain qualified personnel, our business could be harmed; our facilities could be damaged by natural catastrophes or terrorist activities; the unfavorable outcome of pending or future litigation could have an adverse impact on our operations and financial condition; we may be exposed to liabilities that other entertainment service providers would not customarily be subject to; and our business and prospects depend on the strength of our brands. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2022, which is filed with the Securities and Exchange Commission (the "SEC") and available at the SEC's Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Source: SiriusXM

Contact for SiriusXM:

Investor contact:
Hooper Stevens
212.901.6718
Hooper.Stevens@siriusxm.com

Natalie Diana Candela
212.901.6672
Natalie.Candela@siriusxm.com

Media contact:
Jessica Casano-Antonellis
212.901.6767
Jessica.Casano@siriusxm.com